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                                                                    EXHIBIT 4.11

NON-QUALIFIED STOCK OPTION

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
Granted To:   Grant Date   Number Of PG&E   Option Price  Social Security
                            Common Shares    Per Share        Number
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   Name         DATE           Options         $PRICE             SSN
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Pacific Gas and Electric Company (herein called "Company"), pursuant to action of the Nominating and Compensation Committee of its Board of Directors /1/, hereby grants to you, the Optionee, an option to purchase the above stated number of shares of Common Stock of the Company, at the Option Price stated above, subject to and in accordance with the Company's Stock Option Plan, as amended to date, and subject to and in accordance with the following terms and conditions:

This is a non-qualified (nonstatutory) stock option which shall expire at the close of business ten years and one day after the date of grant, after which time it shall cease to be exercisable. This option is not an Incentive Stock Option within the meaning of the Internal Revenue Code of 1986.

This option shall terminate and cease to be excercisable prior to its expiration date on the date of the Optionee's employment is terminated by reason of discharge for cause. See Section 11 of the Plan for other instances in which this option may be terminated and cease to be exercisable prior to its expiration date.

This option is nontransferable except that it may pass to a successor in interest by the laws of descent and distribution or by the will of the Optionee. During the lifetime of the Optionee, this option is exercisable only by the Optionee, except that in the event of the Optionee's incompetency, this option may be exercised by the Optionee's guardian or legal representative.

This option shall be exercisable during the employment of the Optionee and prior to its expiration or termination, whichever occurs first, as follows:

(i) up to one-third of the shares subject to the option may be purchased on and any time after January 2 of the second year following the year in which the options were granted; (ii) up to two-thirds of the shares subject to the option may be purchased on and any time after January 2 of the third year following the year in which the option was granted; (iii) up to 100 percent of the shares subject to the option may be purchased on and any time after January 2 of the fourth year following the year in which the options were granted.

See Section 11 of the Plan for other exercise rights and limitations after Optionee's employment has been terminated.

This option does not confer upon Optionee any right to continue as an employee of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate such employment at any time or to increase or decrease optionee's compensation from that in existence at the day of the grant.

Except as provided in Section 8 of the Plan (Dividend Equivalent Account), Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this option prior to the date of exercise and payment of the full Option Price.

The Company may make such adjustments as it shall deem appropriate, to prevent dilution or enlargement of rights, in the price of the shares and the number allotted or subject to allotment if there are any changes in the Common Stock of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, or consolidations. If such adjustments are made, the price of and number of shares included in this option which have not theretofore been purchased shall be adjusted consistent with any such change.

/1/ Capitalized words shall have the same meaning as defined in the Pacific Gas and Electric Company Stock Option Plan unless otherwise defined herein. In the event of any conflict or inconsistency between the provisions of this Agreement and the Plan document, the Plan document shall govern.


      I, the above-named Optionee, by affixing my signature hereto hereby acknowledge receipt of this option subject to and in accordance with the terms and conditions stated above.

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              (Signature of Optionee)                       (Date)

  RETURN TO:  Pacific Gas and Electric Company
              Executive Compensation
              245 Market Street, #377B
              Mail Code N3X
              P.O. Box 770000
              San Francisco, CA 94177